                                                                                                                   EXHIBIT 99.1


                                              MONSANTO COMPANY AND SUBSIDIARIES
                                              ---------------------------------

                                    COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                   (Dollars in millions)


                                                                          Year Ended December 31,
                                              --------------------------------------------------------------------------------

                                                1998              1997              1996              1995              1994
                                              --------          --------          --------          --------          --------
Income from continuing operations
    before provision for income taxes           ($243)<F*>         $366 <F*>         $553 <F*>         $645 <F*>         $636

Add

    Fixed charges                                 372               236               172               178               140
    Less capitalized interest                     (15)              (14)               (9)               (5)               (4)
    Dividends from affiliated
    companies                                       8                 4                 6                 3                 2
Less equity income (add equity loss) of
    affiliated companies                           23               (20)               42                (3)               (4)
                                                -----              ----              ----              ----              ----
        Income as adjusted                       $145              $572              $764              $818              $770
                                                =====              ====              ====              ====              ====





Fixed charges

    Interest expense                             $312              $170              $119              $132              $100
    Capitalized interest                           15                14                 9                 5                 4
    Portion of rents representative of
      interest factor                              45                52                44                41                36
                                                -----              ----              ----              ----              ----
        Fixed charges                            $372              $236              $172              $178              $140
                                                =====              ====              ====              ====              ====




Ratio of earnings to fixed charges               0.39              2.42              4.44              4.60              5.50
                                                =====              ====              ====              ====              ====


<F*> Includes charges for restructuring, acquired in-process research and development, and other unusual items of $1,060 million, $684 million, $376 million, and $90 million for the years ended December 31, 1998, 1997, 1996 and 1995 respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 3.24, 5.32, 6.60 and
     5.10 for the years ended December 31, 1998, 1997, 1996 and 1995 respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994.
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